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                                  EXHIBIT 10.31
To: Rick Shaff                        2-19-02                         pg. 1 of 2

Rick,

I very much appreciate your knowledge and experience and want to maintain an employment relationship between you and iGo. I would like to extend your employment through July 2002 under the following terms:

TITLE: Internal Consultant, you would remain on the payroll as an employee.

TERM: 6 months (February, March, April, May, June July of 2002). At the end of that timeframe, your employment would end, unless you and the CEO negotiated an extension under new terms.

COMPENSATION: I believe you are currently making $20,833.34 per month. I would continue that rate.

BONUS: You would receive a cash bonus equal to a month's pay after the completion of 3 months and the substantial completion of the agreed upon task list (75% of the tasks are completed by 3-31). Half the bonus would be paid out simply for continuing the agreement through the end of March. The other half would be paid out for substantial completion of the tasks.

BENEFITS: The standard iGo benefits package would continue through the six month period.

RESPONSIBILITIES:  (I'd like your thoughts)
1)       Manage ongoing SEC investigation and contacts.
2)       Financial analysis for Black Box discussions.
3) Complete analysis of outsource project with PFS (I'd be working with you on this).
4) Support business analyses of other possible acquisition avenues. Manage the acquisition process.
5)       Work with Scott and me to finalize the 2002 operating plan.
6) And the biggest and most nebulous is to act as a guide and mentor to me on iGo to get me to an effective level as quickly as possible.

WORKPLACE: Typically at iGo, however, when it's not necessary to be at iGo, working from a remove location is fine.

HOURS: 32 hours a week maximum for February. 24 hours a week maximum in March and April. 16 hours a week May and June, and July would be only as requested in an emergency.

EXTENSION: After the 3 months, I'm happy to talk about modifying the nature of the agreement.

STOCK: Your stock would continue to vest normally as long as your remain an employee.

ACQUISITION: In the even iGo is acquired during the term of this agreement, iGo will pay salary for the lesser of 3 months or the remainder of the contract.

OTHER BONUSES: The agreement replaces any other potential bonuses or payments from iGo which may have been accumulated prior to 12-19-02, except PTO.

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                                                                       Pg 2 of 2



Needless to say, this agreement assumes that you continue to contribute in a substantive way to iGo and engage in no illegal or other activities which are significantly detrimental to iGo's interests.

Rick, I very much look forward to working with you over coming months to continue rebuilding iGo into a viable, ongoing business.

Thanks   David

David Olson
CEO (interim)
iGo Corporation
Reno, Nevada

   /S/ RICHARD SHAFF                     /S/ DAVID E. OLSON          3-5-02
-----------------------------          -----------------------------------------
Rick Shaff                             David Olson